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                                                                    EXHIBIT 10.4

                      [PAIN THERAPEUTICS, INC. LETTERHEAD]

                                                                 August 29, 2000

Grant L. Schoenhard, Ph.D.
151 Fleetwood Drive
San Carlos, CA 94070

Dear Grant:

Barry Sherman and I are very pleased to offer you the position of Vice President, Preclinical Development at Pain Therapeutics, Inc. We believe this offer reflects both the letter and the spirit of previous discussions. Terms of your offer of employment are outlined below:

1. As Vice President, Preclinical Development, you will initially report to Barry Sherman, MD, PTI's Executive Vice President & Chief Medical Officer.

2. Your primary responsibilities will include providing PTI with preclinical and clinical pharmacology support for PTI's entire pipeline of products. This role is crucial to PTI's regulatory and clinical groups to assure the timely, successful completion of PTI's clinical programs.

3. Your cash compensation will be $175,000 per year and will be reviewed annually. In addition, PTI will reimburse you for all reasonable business and travel expenses actually incurred on behalf of PTI.

4. You will receive an option to buy 50,000 shares of PTI common stock. All options are priced at the fair market value of PTI's common stock at the date of grant. Your option will vest monthly and equally over 48 months, starting on the start date of your full-time employment by PTI.

5.      Your mutually agreed upon start date is Monday, September 11, 2000.

6. You will be eligible to receive medical, life insurance, disability or other health, insurance and other benefits provided to regular full-time PTI.

7. You will be entitled to three (3) weeks paid vacation at times mutually agreeable to you and PTI Vacation time is accrued at the rate of 1.25 days per month. Unused vacation may not be reimbursed or carried forward from year to year.

8. You acknowledge and agree that in accordance with California law, your employment at PTI is "at will". You understand that PTI or you may terminate your employment at any time, for any reason or no reason, with or without cause and with and without notice.


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        PTI also reserves the right to make personnel decisions regarding your employment, including but not limited to, promotions, salary adjustment, scope of responsibilities, transfer and termination consistent with PTI's needs.

        In the event PTI terminates your employment without cause after your one year anniversary, PTI will continue to provide you with your regular base salary and health benefits until the earlier of a) three months from date of termination, or b) your date of new employment or other compensated position elsewhere. You will not receive severance or other termination benefits or any other benefits (including vesting of unvested stock) in the event either a) you terminate this employment arrangement for any reason or no reason, or b) PTI terminates this employment arrangement for any reason or no reason in the first 12 months of your full-time employment, or c) PTI terminates this employment arrangement with cause.

9. You and PTI further agree that all disputes, claims or causes of action arising out of your employment or its termination shall be submitted to binding arbitration before a neutral arbitrator, except where the law specifically forbids the use of arbitration as a final and binding remedy.

10. You warrant and represent that you have no commitments or obligations inconsistent with PTI's offer of employment as of the date of your full-time employment with PTI. You further understand that this is a full-time and exclusive position in the services of PTI.

11. You agree to sign a CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT (attached).

12. This offer expires Thursday, August 31, 2000 unless signed by you and received by PTI before then.

Grant, I believe these terms reflect our discussions. If acceptable to you, please sign, date and return one original copy. We look forward to working with you!


/s/ REMI BARBIER
Remi Barbier
President & CEO




  I agree to all the terms and condition of employment set forth in this letter,


                                             /s/ GRANT L. SCHOENHARD
                                             --------------------------------
                                             Grant L. Schoenhard